LEONARD E. NEILSON
                              ATTORNEY AT LAW
                     1121 East 3900 South, Suite C-200
                        Salt Lake City, Utah 84124
              Phone:  (801) 288-2855     Fax:  (801) 288-2850

                              October 1, 1997



National Health & Safety Corporation
730 Louis Drive
Warminster, Pennsylvania 18974

               Re:  Form S-8 Registration Statement
                     Thomas Coccio Amended Memorandum of Agreement Originally Dated June 13, 1997
                     S.E.C. File No. 0-24778

To the Board of Directors:

          I have acted as counsel to National Health & Safety Corporation, a Utah corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), of the Company's registration statement on Form S-8 (the "Registration Statement") relating to the registration under the Act of shares of the Company's common stock, $.001 par value ("Common Stock"), which may be issued under a written agreement for consulting services (the "Agreement").

          In rendering this opinion, I have examined the Registration Statement as well as a copy of the Company's Articles of Incorporation and all amendments thereto, By-Laws, minutes of corporate proceedings, and other corporate documents with respect to the issuance of the Common Stock. I have been furnished with originals, or copies certified to my satisfaction, of all such corporate or other records of the Company (the "Corporate Records") and I have made such other legal and factual examinations and inquiries as I have considered necessary as a basis for the opinions expressed herein. In the examination of the Corporate Records, I have presumed the authenticity of all signatures which existed on the Corporate Records and have presumed the veracity and regularity of all Corporate Records. I have also reviewed such statutes and judicial precedents as deemed relevant and necessary as a basis for the opinion hereinafter expressed.

          As to the question of fact material to this opinion letter, I have relied upon the representations and warranties, certificates of and conversations and correspondences with, officers and representatives of the Company. Based upon the foregoing, I am of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Utah.

          2. The shares of Common Stock subject to the Registration Statement have been legally and validly authorized under the Articles of Incorporation and, when issued and sold in accordance with the terms of the Agreement and the manner contemplated by the Registration Statement, will be duly and validly issued and outstanding, fully paid and nonassessable.

          This opinion is limited to the laws of the State of Utah and the Utah Revised Business Corporation Act and no opinion is expressed with respect to the laws of any other jurisdiction.

          I further consent to you filing this opinion with the Commission as an exhibit to the Registration Statement on Form S-8. This opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without the prior written consent of the undersigned. This opinion is based on my knowledge of the law and facts as of the date hereof. I assume no duty to communicate with you with respect to any matter which comes to my attention hereafter.

                                   Yours truly,

                                   /S/ Leonard E. Neilson
                                   Leonard E. Neilson

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